SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Exxon Mobil Corporation

(Name of Registrant as Specified in Its Charter)

Engine No. 1 LLC

Engine No. 1 LP

Engine No. 1 NY LLC

Christopher James

Charles Penner

Gregory J. Goff

Kaisa Hietala

Alexander Karsner

Anders Runevad

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

 Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Leading Pension Funds CalPERS, CalSTRS, and New York State Common Support Engine No. 1’s

Campaign to Reenergize ExxonMobil by Voting the WHITE Proxy Card “FOR ALL” of

Engine No. 1’s Director Candidates

Engine No. 1 Urges ExxonMobil Shareholders to Vote the WHITE Proxy Card TODAY

SAN FRANCISCO—April 27, 2021 – Engine No. 1, which has nominated four highly qualified, independent director candidates to the Exxon Mobil Corporation (NYSE: XOM) (“ExxonMobil” or the “Company”) Board of Directors (the “Board”), today issued the following statement in response to U.S. pension funds CalSTRS, CalPERS, and New York State Common supporting Engine No. 1’s four highly qualified, independent director candidates.

Engine No. 1 commented, “We are pleased CalSTRS, CalPERS and New York State Common, the three largest U.S. pension funds, recognize that addressing the issues at ExxonMobil and positioning the Company for success in a changing industry and world requires new directors with decades of experience in value-creating, transformative change in the energy sector. We are thankful for their support in helping to ensure ExxonMobil is best positioned to deliver sustainable value to shareholders for decades to come.”

Engine No. 1 encourages all ExxonMobil shareholders to review the materials set forth on www.ReenergizeXOM.com so that they can make an informed decision at the Company’s 2021 Annual Meeting regarding the future of the Company and their investment.

Vote the WHITE proxy card TODAY to Reenergize ExxonMobil.

If you have any questions or need help in voting your shares, please call the firm assisting us with the solicitation of proxies:

INNISFREE M&A INCORPORATED
Shareholders May Call: (877) 750-8310 (TOLL-FREE from the U.S. and Canada)
or +1(412) 232-3651 (from other countries)

About Engine No. 1

Engine No. 1 is an investment firm purpose-built to create long-term value by driving positive impact through active ownership. The firm also will invest in public and private companies through multiple strategies. For more information, please visit: www.Engine1.com.

Important Information

Engine No. 1 LLC, Engine No. 1 LP, Engine No. 1 NY LLC, Christopher James, Charles Penner (collectively, “Engine No. 1”), Gregory J. Goff, Kaisa Hietala, Alexander Karsner, and Anders Runevad (collectively and together with Engine No. 1, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of WHITE proxy to be used in connection with the solicitation of proxies from the shareholders of Exxon Mobil Corporation (the “Company”).

All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying WHITE proxy card will be furnished to some or all of the Company’s shareholders and is, along with other relevant documents, available at no charge on Engine No. 1’s campaign website at https://reenergizexom.com/materials/ and the SEC website at http://www.sec.gov/. Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC on March 15, 2021. This document is available free of charge from the sources described above.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this material in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. Engine No. 1 disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results. Engine No. 1 has neither sought nor obtained the consent from any third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties. Except as otherwise expressly stated herein, any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.

Contacts

Media Contacts
Gasthalter & Co.
Jonathan Gasthalter/Amanda Klein
212-257-4170
Engine1@gasthalter.com

Investor Contacts:
Innisfree M&A Incorporated
Scott Winter/Gabrielle Wolf
212-750-5833